Calculation of Filing Fee Tables
S-3
FIRST BUSEY CORP /NV/
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Depositary Shares, Each Representing a 1/40th interest in a share of 8.25% Fixed Rate Series B Non-Cumulative Perpetual Preferred Stock	457(o)	9,200,000		$ 230,000,000.00	0.0001531	$ 35,213.00
Fees to be Paid	2	Equity	8.25% Fixed Rate Series B Non-Cumulative Perpetual Preferred Stock	457(o)			$ 0.00	0.0001531	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 230,000,000.00		$ 35,213.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 35,213.00
Offering Note
[1]	The filing fee is calculated in accordance with 457(o) and 457(r) of the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rules 456(b) and 457(r) of the Securities Act, the registrant initially deferred payment of all of the registration fees for the Registration Statement on Form S-3ASR (File No. 333- 274620), filed on September 21, 2023. Amount registered assumes exercise in full of the underwriters' option to purchase up to an aggregate of 1,200,000 additional depositary shares from the registrant.

[2]	See offering note 1. No separate consideration will be payable in respect of shares of 8.25% Fixed Rate Series B Non-Cumulative Perpetual Preferred Stock, which are issued in connection with this offering.